                                                                   EXHIBIT 10.27

                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT ("Agreement") is entered into as of February 19, 2004 (the "Effective Date"), by and between Integrex Inc., a Washington corporation, located at 22029 23rd Drive SE, Bothell, Washington ("Licensor"), and Three Five Systems Inc., a Delaware corporation, located at 1600 North Desert Drive, Tempe, AZ 85281 ("Licensee"). Licensor and Licensee are each sometimes referred to herein as a "Party" and together as the "Parties."

                                   BACKGROUND

         A. Licensor has rights in certain intellectual property and customers that it wishes to license to Licensee so that Licensee may manufacture, sell, market, and distribute products to those customers.

         B. Licensee desires a worldwide perpetual license as described in this Agreement.

                                    AGREEMENT

         For good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

         1.0      Definitions.

         1.1 "ANCILLARY AGREEMENTS" means, collectively, the Asset Purchase Agreement, the Bailment Agreement and the Manufacturing Services Agreement as well as any other document or instrument reasonably requested by Licensor and/or Licensee that is necessary to confirm the license of the assets to Licensee, and Licensee's rights thereof, on and after the Effective Date.

         1.2 "ASSET PURCHASE AGREEMENT" means the agreement between Licensor and Licensee of even date herewith pursuant to which Licensor sells and delivers certain inventory, intangible property, and equipment to Licensee.

         1.3 "ASSETS" means the Inventory, Intangible Property, and Equipment (as defined in the Asset Purchase Agreement) to be sold by Licensor to Licensee under the Asset Purchase Agreement.

         1.4 "BAILMENT AGREEMENT" means the Bailment Agreement of even date herewith between Licensor, as bailee, and Licensee, as bailor.

         1.5 "BOOKS AND RECORDS" means all books, records, books of account, financial records, financial statements, files, data and papers, whether in hard copy, computer format or otherwise, used or held for use by Licensor or any of its subsidiaries in connection with or related to the Licensed Property.

         1.6 "CUSTOMERS" means Licensor's past, current, or future customers, or successors thereto by merger or asset purchase or otherwise, including those Customers listed under Schedule 1.1 made part hereof.

         1.7 "FIRST CLOSING DATE" has the meaning given that term in the Asset Purchase Agreement.

         1.8 "LAW" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, award, injunction, requirement, judicial or regulatory agency interpretation, policy or guidance or agreement with any governmental authority having jurisdiction over the transactions contemplated by this Agreement.

         1.9 "LICENSE" means the License granted by Licensor to Licensee under this Agreement.

         1.10 "LICENSED PROPERTY" means any and all customer lists, sales leads, purchase orders, worldwide sales, distribution and manufacturing rights, and confidential information now owned or licensed by or hereafter acquired or licensed by, Licensor and that are necessary for or useful in the use or sale of all of the Products.

         1.11 "NET SALES" means the list selling price on any Purchase Order less any sales discounts reflected on the face of such Purchase Order.

         1.12 "PRODUCT" or "PRODUCTS" means all products formerly, currently, or in the future manufactured for Customers.

         1.13 "PURCHASE ORDERS" means all Licensor Product Purchase Orders (including Purchase Order backlog) placed by Customers with either Licensor and/or Licensee, including those Purchase Orders listed under Schedule 1.2 made part hereof.

         1.14 "PURCHASE ORDER LOSS" means (a) a purchase order not transferred to Licensee but licensed by Licensee and/or (b) remit to payment designation located on a purchase order not listing or designating Licensee as payee for which Licensee does not receive the amount paid to Licensor.

         1.15 "SECOND CLOSING DATE" has the meaning given that term in the in the Asset Purchase Agreement.

         1.16     "TERRITORY" means the world.

         1.17 "MANUFACTURING SERVICES AGREEMENT" means the agreement between Licensor and Licensee of even date herewith pursuant to which Licensor manufactures and delivers certain Products to Licensee.

2.0 PROPERTY LICENSE GRANT. Licensor, to the fullest extent permitted under the law, hereby grants to Licensee and Licensee hereby accepts an exclusive, perpetual license within the Territory to the Licensed Property and all Books and Records to manufacture, market, distribute, sell and offer to sell Products in all fields of use.

3.0 LICENSE FEE. In consideration for the License, Licensee shall pay Licensor a license fee (the "License Fee") for Products sold to Customers listed on Schedule 1.1 payable as follows:

         3.1 Licensee shall pay Licensor an amount equal to ten percent (10%) of the Net Sales derived by Licensee during a 15 month period beginning April 1, 2004 and ending June 30, 2005 from all Customers except Net Sales to SNC/Inter-4.

         3.2 Licensee shall pay Licensor an amount equal to twelve percent (12%) of the Net Sales derived by Licensee during a 24 month period beginning July 1, 2004 and ending June 30, 2006 from Net Sales to SNC/Inter-4.

         3.3 All non-refundable payments described in Section 4.1 and 4.2 below shall constitute a credit against the first and all succeeding License fees described in Sections 3.1 and 3.2 above, until fully utilized.

         3.4 The License Fee shall accrue on the date the corresponding Products are shipped to the Customer. Licensee shall not manipulate shipping dates in an effort to deprive Licensor of a License Fee to which it would otherwise be entitled. The License Fee shall be payable within 30 days after receipt by Licensee of payment from Customers of the Products with respect to which the License Fee is payable. Unless Licensor and Licensee otherwise agree, the License Fee shall be paid monthly on the 25th day of the month following the month in which payment is received from Customer. Licensee shall make all reasonable attempts to collect amounts owed by the Customers.

         3.5 In the event that Licensor receives any monies or checks from Customers for Products that it ships after the First Closing Date, it will immediately notify Licensee and remit (or in the case of a check, endorse) these checks or monies over to Licensee unless Licensee notifies Licensor in writing that Licensee has elected to set off such amounts against the License Fee.

4.0      NONREFUNDABLE, ADVANCE LICENSE FEE; LICENSE TRANSFER FEE.

         4.1 At the consummation of the transactions to occur on the First Closing Date, Licensee shall pay Licensor a nonrefundable, prepaid license fee equal to sixteen percent (16%) of the Net Sales reflected on all outstanding valid written Purchase Orders issued by Customers in the ordinary course of business ("Original Orders"). This fee shall cover, among other things, costs necessary to transfer the Licensed Property to Licensee.

         4.2 Forty-five days after the First Closing Date, Licensee shall pay Licensor a second amount equal to sixteen percent (16%) of the Net Sales reflected on all valid written Purchase Orders issued by Customers in the ordinary course of business and received by Licensee from the date of the First Closing Date until the forty-fifth day after the First Closing Date (not including the Original Orders), less any Original Orders which have been cancelled.

         4.3 Licensee shall pay Licensor a nonrefundable fee in the amount of $387,000 for transition of the License to be provided by Licensor to Licensee in connection with the transactions to be consummated under this Agreement and the Ancillary Agreements. Of this amount, $129,000 will be used by Licensor as retention payments for Licensor's current employees.

         4.4 The total fees owed by Licensor under Section 4.3 above, shall be paid as follows:

                  (i) $260,000 to be paid by Licensee as of the First Closing Date.

                  (ii) The balance to be paid by Licensee as of the Second Closing Date.

5.0 SUBLICENSES . Licensee shall have the right, at any time and without notice to or consent of Licensor, to sublicense third parties to manufacture, sell, distribute or market the Products, provided such Sublicense does not violate any applicable customer agreements and does not alter Licensee's covenants and obligations.

6.0 CONDITIONS PRECEDENT. The effectiveness of this Agreement is subject to the satisfaction of the following conditions on or before February 27, 2004.

         6.1 All of Licensor's representations and warranties set forth in this Agreement and the Ancillary Agreements shall be true and correct in all material respects as of the First Closing Date.

         6.2 There shall have been no order or preliminary or permanent injunction entered in any action or proceeding before any United States federal or state court or any foreign court of competent jurisdiction or any governmental authority that has jurisdiction over the enforcement of any applicable Laws making illegal or prohibiting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

         6.3 No action, suit, or proceeding shall be pending before any court or quasi-judicial court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) legally prevent consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (ii) cause the transactions contemplated by this Agreement or the Ancillary Agreements to be rescinded following consummation.

         6.4 Licensor and Licensee shall have executed and delivered to each other a duly executed counterpart of this Agreement and each of the Ancillary Agreements.

         6.5 Licensor shall have obtained all necessary consents and approvals required by any person to whom Licensor has contractual obligations or to whom it is indebted for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and shall have provided a copy of such consents or approvals to Licensee.

         6.6 Licensee shall have received a copy of a shareholder resolution satisfactory to Licensee evidencing that shareholder approval of this Agreement and the Ancillary Agreements has been duly obtained.

         6.7 Licensee shall have received a satisfactory certificate from a competent officer of Licensor evidencing that the transactions as contemplated by this Agreement and the Ancillary Agreements have been duly approved by the Board of Directors of Licensor.

         6.8 Licensor shall have performed in all material respects each covenant and obligation of Licensor to be performed hereunder on or before the date set by this Agreement.

         6.9 Licensor shall have waived any and all non-compete, non-solicitation and other employment-related agreements between Licensor and any of its employees with respect to employees that Licensee desires to employ as of the First Closing Date.

         6.10 Licensor shall have obtained all necessary certificates, consents and approvals required by any governmental authority for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

         6.11 Licensor shall have delivered, performed, observed and complied in all material respects with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement and the Ancillary Agreements to be delivered, performed, observed and complied with by Licensor on or before the First Closing Date.

         6.12 Licensee shall have received written confirmation satisfactory to Licensee from Customers representing not less than 80% of budgeted revenue for the period commencing on the First Closing Date and ending on December 31, 2004 that such Customers have approved the transition of each respective Customer's business from Licensor's Bothell, WA facility to Licensee's Redmond, WA facility. In no event shall such confirmation be deemed unsatisfactory to Licensee if it is substantially in the form of confirmation prepared by Joe Tanner.

Formal consummation of the transactions contemplated to occur as of the First Closing Date (other than as contemplated by Section 18 below and the comparable provisions in the Ancillary Agreements), shall constitute evidence that the foregoing conditions precedent have been satisfied or waived, unless the Parties otherwise agree in writing.

7.0      Representations and Warranties.

         7.1 Except as set forth in Schedule 7.1 attached hereto, Licensor represents and warrants to Licensee as of the First Closing Date that:

                  (i) Licensor is a corporation duly organized and validly existing under the laws of the State of Washington
..                          and has the requisite corporate power and authority
                           to own the Assets delineated in the Asset Purchase Agreement and operate its business as it is now being conducted;

                  (ii) The execution and delivery of, and Licensor's performance under, this Agreement and the Ancillary Agreements are within its powers and have been duly authorized by all requisite corporate action;

                  (iii) The person(s) executing this Agreement on behalf of Licensor are duly authorized to do so and thereby bind Licensor hereto;

                  (iv) Licensor has good and marketable title to the Inventory (as defined in the Asset Purchase Agreement) free and clear of all liens, chattel mortgages, materialmen's liens and other encumbrances, other than liens for current taxes which are not past due;

                  (v) Neither Licensor nor any of its officers, directors, or to its actual knowledge its shareholders or their affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Licensee to sell, assign, transfer or effect a sale of any of the Assets, other than pursuant to Purchase Orders listed on the attached Schedule;

                  (vi) Neither Licensor nor any of its officers, directors, employees, or to its actual knowledge its shareholders or their affiliates have employed or made any agreement with any broker, finder or similar agent or any person or firm (other than Lincoln Partners who shall be paid exclusively by Licensor) which will result in an obligation to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby;

                  (vii) Licensor has the full, unencumbered right to grant the License in the Licensed Property and title in the Intangible Property (as defined in the Asset Purchase Agreement). Licensor has not sold or granted to any other person any license or other rights in the Licensed Property or Intangible Property and Licensor has no reason to believe that any other person has any rights in or claims to the Licensed Property or Intangible Property.

                  (viii) There is no default or event of default under any of the Contracts and there has been no occurrence or circumstance that could reasonably be expected to have an adverse effect on the Contracts or the economic value thereof to Buyer;

                  (ix) This Agreement and the Ancillary Agreements are Licensor's valid, legal and binding obligation, enforceable in accordance with the terms thereof and does not conflict with or violate any law applicable to Licensor, the violation of which would have a material adverse effect on the Assets, the License or Licensor's business;

                  (x) Licensor's performance under this Agreement will not result in the breach of, or constitute a default under, any agreement or other instrument to which it is a party or by which it is bound which would result in an adverse effect on the Assets, the License or Licensor's business;

                  (xi) Neither Licensor nor any of its respective officers, directors, or to its actual knowledge its shareholders or affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Licensee to sell, assign, transfer or effect a sale of any of the Licensed Property or Intangible Property.

         7.2 Except as set forth in Schedule 7.2 attached hereto, Licensor represents and warrants to Licensee as of the Second Closing Date that:

                           (i) All of the representations and warranties made in Section 7.1 above remain true and correct in all material respects except to the extent that such representations and warranties have been affected by the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and

                           (ii) Licensor has good and marketable title to the Equipment free and clear of all liens, chattel mortgages, materialmen's liens and other encumbrances, other than liens for current taxes which are not past due and the rights of equipment lessors that have been disclosed to Licensee in writing on a schedule attached to the Asset Purchase Agreement.

                           (iii)    Licensor is not in default of its
                                    obligations to Licensee under this Agreement or the Ancillary Agreements.

The representations and warranties made by Licensor in Sections 7.1 and 7.2 herein shall continue in full force and effect until the date six (6) months after the Second Closing Date.

         7.3 Except as set forth in Schedule 7.3 attached hereto, Licensee represents and warrants to Licensor as of the Second Closing Date that:

                           (i) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to consummate the transactions contemplated by this Agreement and the Ancillary Agreements;

                           (ii)     The execution and delivery of, and
                                    Licensee's performance under, this Agreement and the Ancillary Agreements are within its powers and have been duly authorized by all requisite entity action;

                           (iii) The person(s) executing this Agreement and the Ancillary Agreements on behalf of Licensee are duly authorized to do so and thereby bind it hereto;

                           (iv) Neither Licensee nor any of its officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in an obligation to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby;

                           (v) This Agreement and the Ancillary Agreements are Licensee's valid, legal and binding obligation, enforceable in accordance with the terms hereof, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity, and does not conflict with or violate any law applicable to Licensee, the violation of which would prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

                           (vi) Licensee's performance under this Agreement and the Ancillary Agreements will not result in the breach of, or constitute a material default under, any material agreement or other instrument to which it is a party or by which it is bound which would prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

         7.4 Except as set forth in Schedule 7.4 attached hereto, Licensee represents and warrants to Licensor as of the Second Closing Date that:

                           (i) All of the representations and warranties made in Section 7.3 above remain true and correct in all material respects except to the extent that such representations and warranties have been affected by the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; and

                           (ii)     Licensee is not in default of its
                                    obligations to Licensee under this Agreement or the Ancillary Agreements.

The representations and warranties made by Licensee in Sections 7.3 and 7.4 herein shall continue in full force and effect until the date six (6) months after the Second Closing Date.

8.0      LICENSE TERM, TERMINATION & OFFSET

         8.1 The License shall be irrevocable and perpetual. Upon Licensor's liquidation and dissolution, Licensor shall be allowed to assign the right to receive payments under this Agreement to its creditors and such liquidation and dissolution shall not in any way adversely affect Licensee's payment obligations hereunder or under any Ancillary Agreement. Each such assignment shall be subject to all of the terms, conditions, and limitations hereof and no such assignment shall impair, modify, or limit in any respect Licensee's right to effect setoff against the License Fee pursuant hereto or any Ancillary Agreement. Licensor shall identify in writing to Licensee each creditor to whom Licensee has assigned all or any portion of its rights hereunder. There are no intended third-party beneficiaries to this Agreement.

         8.2 This Agreement may be terminated by the mutual, written consent of the Parties.

9.0 FURTHER ASSURANCES. Licensor shall, upon the request of Licensee, promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Licensee may reasonably request to obtain the full benefits of this Agreement and the rights and powers herein granted.

10.0     INDEMNIFICATION.

         10.1 Each Party (the "Indemnifying Party") shall indemnify and hold the other (the "Indemnified Party") harmless for, from and against any and all claims, liabilities, loss, expense (including reasonable attorney fees) or damages arising out of the Indemnifying Party's breach of any of its covenants or obligations or representations and warranties made herein or in any Ancillary Agreement. In furtherance and not in limitation of the foregoing indemnification, Licensor shall specifically indemnify Licensee for from and against any loss, expense or damages suffered or incurred by Licensee:

                  (i)      Arising out of a Purchase Order Loss.

                  (ii) Arising out of the revocation by a Customer that previously approved the transition of Customer's business from Licensor's Bothell, WA facility to Licensee's Redmond, WA facility of such approval within 120 days after the date of such approval, unless such revocation is primarily the result of the failure of Licensee to provide the Customer with at least the level of service provided by Licensor immediately prior to the First Closing Date.

                  (iii) As a result of any of the Inventory acquired pursuant to the Asset Purchase Agreement being defective or otherwise not suitable for use in connection with the manufacture of Products; provided, however, that Licensor's liability therefore shall be limited to the Purchase Price attributable to such defective or unsuitable Inventory.

                  (iv) For the amount, if any, that the Manufacturing Costs paid to Company exceeds Buyer's Net Sales, in accordance with
                  Section 4.5.2 of the Manufacturing Services Agreement.

                  (v) For the amount, if any, that Licensee pays to the lessor of Licensor's facility to cure any monetary defaults arising under the lease for such facility, as contemplated under that Forbearance Agreement between Benaroya Capital Company, L.L.C., The Benaroya Company, LLC, and Licensor.

         10.2 The Indemnified Party shall, with reasonable promptness, notify the Indemnifying Party of each claim, demand, or suit for which indemnity is sought hereunder and shall fully cooperate in the defense thereof. The Indemnifying Party shall have the right to designate counsel to defend against such claims and suits; however, at the Indemnified Party's option, the Indemnified Party shall have the right to participate in the defense with its own counsel at its own expense. In no event shall any such claims or suits affecting the rights of either Party be settled without the prior written consent of that Party.

         10.3 The indemnification obligations herein shall be subject to the following limitations:

                  (i) No claim for indemnification shall be made by an Indemnified Party until the aggregate loss or damage to the other Party exceeds $50,000; provided, however, that at such time as such threshold is reached, the Indemnifying Party shall be liable for all claims, liabilities, loss, expense and damages (including all amounts up to such threshold); further provided however, that such threshold shall not apply and need not be reached as a condition of exercising setoff in connection with any amounts for which indemnification is sought under Section 10.1(iii), (iv), or (v) above or by Licensor for Licensee's failure to pay sums owing pursuant to Exhibit A attached to the Manufacturing Services Agreement.

                  (ii)     In no event shall Licensor's aggregate
                  indemnification liability exceed the amount it is entitled to receive in consideration pursuant to this Agreement.

                  (iii) The sole method by which Licensee shall be entitled to seek recovery in connection with claims, liabilities, loss, expense or damages with respect to which it is entitled to be indemnified hereunder is to effect a dollar-for-dollar reduction of the License Fee payable to Licensor pursuant to and subject to the provisions of this Section 10; provided, however, that with respect to any amounts for which indemnification is sought under Section 10.1(v), in addition to Licensee's right to setoff against the License Fee, Licensee may also seek recovery by effecting a dollar-for-dollar reduction of any amounts payable to Licensor by Licensee on or before the Second Closing Date whether under this Agreement or any Ancillary Agreement.

         10.4 Neither Party shall be entitled to make any claim for indemnification under this Section with respect to any covenant contained herein unless such claim is brought within two (2) years of the date hereof; provided, however, that nothing in this Section 10.4 shall limit or impair the exercise by
(A) Licensor of its rights under Section 17.0 or the enforcement of its rights to receive payment under this Agreement or the Ancillary Agreements, or (B) Licensee of its rights under Section 19.

         10.5 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, THE FOREGOING REMEDIES ARE THE EXCLUSIVE REMEDIES UNDER THIS AGREEMENT AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER REMEDIES EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE. NEITHER LICENSOR NOR LICENSEE SHALL BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

11.0     Assignment.

         11.1 Upon the Second Closing Date, Licensee may assign this Agreement or any right or duty hereunder with the express prior written consent of Licensor, which will not be unreasonably withheld. Licensor may assign this Agreement or any right or duty hereunder with the express prior written consent of Licensee, which will not be unreasonably withheld.

         11.2 If assigned, the rights and obligations under this Agreement shall accrue to and be binding upon the permitted assigns or successors to this Agreement.

         11.3 All assignments by Licensor shall be subject to the provisions of Section 8.1

12.0     Notice.

         12.1 Any notice required or provided for by the terms of this Agreement shall be in writing, and any notices, reports, and statements provided for hereunder shall be sent by (i) personal delivery, (ii) registered or certified mail, (iii) facsimile transmission, or (iv) commercial overnight delivery service, to the Party to be served therewith at the address set forth below:

         If to Licensor:                 John Carleton
                                         c/o The Benaroya Company, LLC
                                         1100 Olive Way, Suite 1700
                                         Seattle, WA 98154
                                         Facsimile: (206) 447-9384

         With a copy to:                 John M. Steel
                                         Gray Cary Ware & Freidenrich LLP
                                         701 Fifth Avenue, Suite 7000
                                         Seattle, WA  98104
                                         Facsimile: (206) 839-4801

         If to Licensee::                Three-Five Systems, Inc.
                                         1600 North Desert Drive
                                         Tempe, Arizona 85281
                                         Attn: General Counsel
                                         Facsimile: (602) 389-8836

A change in mailing address for the foregoing purposes may be made by either Party by giving written notice thereof to the other Party.

         12.2 Each communication given under this Section 12.0 shall be deemed to have been given on the date of personal delivery, two (2) business days following deposit thereof with the United States Postal Service (postage prepaid), or one (1) business day following delivery of such communication to the delivery service or facsimile transmission thereof.

13.0     Right To Injunction And Attorney's Fees.

         13.1 Each Party agrees that any breach of this Agreement by it or any of its employees, agents, officers or directors or any other third person acting in concert with it or on its behalf may cause irreparable harm and result in significant commercial damage to the other Party. It is further understood and agreed that monetary damages would not be a sufficient remedy for any breach of this Agreement and that, in addition to monetary damages and all other rights and remedies available at law, the non-breaching Party shall be entitled to equitable relief, including injunctive relief, specific performance and/or the granting of an immediate restraining order and/or preliminary injunction (without posting bond) enjoining any such breach or reasonably anticipated breach as a remedy. Such equitable remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

         13.2 If a Party prevails in any action against the other for a breach of the terms of this Agreement, including a restraining order and/or injunction, then, in addition to any damages that may be awarded to the prevailing Party, it shall be entitled to recover its reasonable attorney fees and other litigation costs from the other Party in connection with such litigation, including any appeal therefrom.

14.0     Force Majeure.

         14.1 If the performance of this Agreement, or any obligation under this Agreement, is prevented, restricted or interfered with by reason of fire, flood, earthquake, explosion or other casualty or accident, strikes or labor disputes, inability to procure or obtain delivery of parts, supplies or power, war or other violence, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency, or any other act or condition whatsoever beyond the reasonable control of the affected Party, the Party so affected, upon giving prompt notice to the other Party, shall be excused from such performance to the extent of such prevention, restriction or interference; provided, however, that the Party so affected shall take all reasonable steps to avoid or remove such cause of nonperformance and shall resume performance under this Agreement with dispatch whenever such causes are removed.

         14.2 If a Party was required to meet a scheduled date of performance of any obligation during such period of nonperformance, then the date for performance and the time periods specified in Sections 3.1 and 3.2 shall be extended by a period equal to the period of nonperformance.

15.0     CHOICE OF LAW AND FORUM.

         15.1 This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the United States and the internal laws of the State of Washington, without reference to its principles of conflicts of law.

         15.2 The United States District Court for the District of Washington and the state courts of Washington located in King County shall have exclusive jurisdiction over any dispute involving this Agreement, and both Buyer and Seller consent to personal jurisdiction in such courts. The Parties agree that either or both of them may file a copy of this Section with any court of competent jurisdiction as written evidence of the knowing, voluntary and bargained agreement between the Parties irrevocably to waive any objections to venue or to convenience of forum.

16.0     Miscellaneous.

         16.1 Entire Agreement. This Agreement and the agreements referenced herein set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and merges all prior discussions with respect to same. Any modification to this Agreement and such other agreements must be in writing and signed by a duly authorized agent of the Party to be bound.

         16.2 Independent Contractors. The Parties are independent contractors. Each shall bear its own costs and expenses incurred in connection with this Agreement. Neither Party has the authority to bind the other to any third-party agreement, except as may be mutually agreed to in a separate writing. In no event shall either Party be liable for any debts of the other Party to its customers or its other creditors unless provided for in this Agreement or in a separate writing.

         16.3 Severance. In the event a court of competent jurisdiction finds any provision herein illegal or unenforceable, the illegal or unenforceable provision shall be enforced, if possible, to the greatest extent allowed by law in accordance with the Parties' intent as reflected by this Agreement. If said provision cannot be enforced, the remainder of the Agreement shall be enforced to the greatest extent possible, and the offending provision shall be treated as though not a part of this Agreement.

         16.4 No Waiver Of Rights. Neither failure of either Party to give notice of any breach or indulgence or waiver of its rights under this Agreement shall affect its position under this Agreement or shall be construed as a waiver of its right to give such notice for any subsequent breach. Nor shall any failure to give notice constitute a waiver or release of any breach committed by a Party unless such breach shall be expressly waived in writing.

         16.5 Interpretation. This Agreement shall be interpreted in accordance with its fair meaning, and no provision of this Agreement shall be interpreted for or against either Party because that Party or that Party's counsel drafted such provision.

         16.6 Counterparts. This Agreement may be executed in any number of counterparts and by each of the Parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         16.7 Attorney's Fees. In the event that any action is taken to enforce the terms of this Agreement, the prevailing Party shall be entitled to recover its attorney fees and costs.

17.0 AUDIT RIGHTS. During the period beginning on April 1, 2004, and ending on March 31, 2007, (the "Audit Period"), Licensee shall maintain records to substantiate the fees paid to Licensor pursuant to Section 3 and 4 of this Agreement. Licensor shall have the right, exercisable at Licensor's own expense, to audit Licensee's records relating to the License Fee paid pursuant to this Agreement. Licensor may conduct an audit no more often than once per calendar year. Each audit will be conducted during normal business hours by a certified public accountant, and in such a manner as not to interfere with normal business activities. Licensor will provide not less than ten (10) days' prior written notice of an audit. Any underpayment or overpayment revealed by any audit conducted pursuant to this Section 17 will be corrected by Licensee, including payment or crediting of compensation, as applicable, within thirty
(30) days of the date of the auditor's report. If the auditor's report indicates an underreporting of more than five (5%) percent of the total payments due Licensor for the period audited, Licensee will pay the reasonable out-of-pocket costs actually incurred by Licensor for conducting the audit.

18.0 PERFORMANCE BEFORE COMMENCEMENT. The Parties acknowledge and agree that it may be mutually advantageous for each of them to agree to implement the provisions of this Agreement and the Ancillary Agreements before or after the date that any such agreements are executed, but prior to the First Closing Date. In such event, the Parties agree to act in good faith to reasonably and equitably give effect to the intended benefits of the transactions contemplated by this Agreement and the Ancillary Agreements for such period. Furthermore, if the Parties have implemented the provisions of this Agreement or any Ancillary Agreement before the First Closing Date and for any reason the First Closing Date does not occur, the Parties shall take such steps as are reasonable to return to the status quo immediately prior to such implementation, making such adjustments as are reasonable and fair for services performed, costs and liabilities incurred, and materials used.

19.0     NON-COMPETITION; NON-SOLICITATION.

         (a) GENERAL. In consideration of the payment of the License Fee, Licensor hereby covenants and agrees as follows:

                  (i) Without the prior written consent of Licensee, Licensor shall not prior to June 30, 2007 (A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of Licensor or any of its affiliates or which currently competes, plans to compete or in the future competes in any way with Licensor or any of its affiliates, anywhere in the Territory, or (B) use its special knowledge of the business of Licensee and its relationships with customers, suppliers and others to compete with Licensee or any of its affiliates.

                  (ii) Without the prior written consent of Licensee, Licensor shall not prior to June 30, 2007, directly or indirectly (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of Licensee or any of its affiliates, unless such employee or former employee has not been employed by Licensee or any of its affiliates for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of Licensee or any of its affiliates, nor shall Licensor make known the names and addresses of such customers or any information relating in any manner to Licensee's or any of its affiliates' trade or business relationships with such customers.

                  (iii) Licensor shall not at any time divulge, communicate, use to the detriment of Licensee or any of its affiliates for the benefit of any other person or persons, or misuse in any way, any confidential information. Any confidential information or data now known or hereafter acquired by the Licensor with respect to Licensee or any of its affiliates and their respective businesses shall be deemed a valuable, special and unique asset of Licensee that is received by Licensor in confidence and as a fiduciary.

                  (iv) Licensor acknowledges and agrees that the covenants provided for in this Section are reasonable and necessary in terms of time, area and line of business to protect Licensee. Licensor acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the legitimate business interests of Licensee which include its interests in protecting (i) valuable confidential business information, and
(ii) substantial relationships with customers throughout the United States. To the extent that the covenants provided for in this Section may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

                  (v) Nothing in this Section, however, shall be construed so as to prohibit the transactions and services contemplated under the Manufacturing Services Agreement.

         (b) INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by Licensor of any or all of the covenants and agreements contained in Section 19 may cause irreparable harm and damage to Licensee or its affiliates in a monetary amount which may be virtually impossible to ascertain. As a result, Licensor recognizes and hereby acknowledges that Licensee and its affiliates shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in Section 19.

                         [Signatures On Following Page]

         IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement effective as of the Effective Date.

Licensee:                           LICENSOR:

Three Five Systems, Inc.            INTEGREX, INC.

By: /s/Joseph Tanner                By:    /s/Alan Fuhrman
    -----------------------------       ------------------
Name: Joseph Tanner                 Name: Alan Fuhrman
Its: Executive Vice President       Title: President and Chief Executive Officer